Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

First American Capital Corporation

for

Up to $500,000 Maximum Aggregate Value of Shares of its Common Stock

At a Purchase Price Not Greater Than $1.72 Nor Less Than $1.00 Per Share

THE TENDER OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., KANSAS CITY, MISSOURI TIME, ON FRIDAY, MARCH 30, 2007, UNLESS THE COMPANY EXTENDS THE OFFER.

First American Capital Corporation, a Kansas corporation (the “Company,” “First American,” “we” or “us”), is offering to purchase up to $500,000 in maximum aggregate value of shares of its common stock, $0.01 par value per share, at a price not greater than $1.72 nor less than $1.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $500,000 in aggregate value of shares of our Common Stock in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single share price, not greater than $1.72 nor less than $1.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by the tendering stockholders. The maximum number of shares that we will purchase in the Offer is 500,000. After the Offer expires, we will look at the prices chosen by tendering stockholders within the price range specified and we will select for purchase (subject to proration, as discussed below) those tendered shares with the lowest tender price first and then those tendered shares with increasing tender prices (in multiples of $0.05 above $1.00 to $1.70 and up to $1.72), up to a tender price level at which the product of the number of all such selected tendered shares, multiplied by the highest tender price at which such shares are so selected, first equals or exceeds $500,000. All shares we acquire in the Offer will be acquired at the same determined price per share regardless of whether the stockholder tendered at a lower price. If holders of more than $500,000 in aggregate value of shares properly tender their shares at or below the determined price per share, we will purchase shares tendered by such holders, at the determined price per share, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered, from all other stockholders who properly tendered shares at or below the purchase price.

Only shares properly tendered at prices at or below the determined purchase price, and not properly withdrawn, will be purchased. However, because of the proration provision described in this Offer, all of the shares tendered at or below the determined purchase price may not be purchased if more than the number of shares we seek (determined by aggregate value) are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering stockholder at our expense promptly as practicable following the Expiration Date (as defined in the Introduction). See Section 3.

We reserve the right, in our sole discretion, to purchase more than $500,000 in maximum aggregate value of shares pursuant to the Offer. See Sections 1 and 13.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

You may direct questions and requests for assistance to William R. Morton, Jr. at the Company at 1-800-642-1872 or to the Depositary at the address and telephone number set forth on the back cover page of this document. You may direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the Company or Depositary.

March 2, 2007

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to UMB Bank, n.a., the Depositary for the tender offer, or (2) tender the shares according to the procedure for book-entry transfer described in Section 3, or (3) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the Depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the Depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE, OUR BOARD OF DIRECTORS NOR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

Brooke Corporation, the beneficial owner of approximately 55% of the Company’s outstanding shares of common stock (on a fully diluted basis) as of March 2, 2007, has agreed not to tender shares in the Offer. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 2.

The shares are not listed or traded on any public stock exchange and to the Company’s knowledge no active trading market exists for the shares. Recently, however, the Company has sold shares or agreed to sell shares in privately negotiated transactions for approximately $1.67 per share. Stockholders are encouraged to seek any market or negotiated prices for the shares as may exist. See Section 7. After the Offer has been consummated or expires, the Company anticipates that it will engage in a reverse stock split of its common stock whereby every three shares of common stock will be reverse split into one share of common stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share. In addition, the Company anticipates that after the Offer it will seek a listing of its shares of common stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or any such listing will be granted or maintained. See Section 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this Offer or passed upon the merits or fairness of this Offer or passed upon the adequacy of accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense. We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or the Letter of Transmittal. If given or made, you must not reply upon any such information or representation as having been authorized by us or the Depositary.

FORWARD LOOKING STATEMENTS

This Offer and the documents incorporated by reference in this Offer contain forward-looking statements. The statements contained in this Offer and the documents incorporated by reference, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Any projections of financial performances or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company are also subject to the following risks and uncertainties, among others: (i) the strength of the United States economy in general and the strength of the local economies in which the Company does business; (ii) inflation, interest rates, market and monetary fluctuations and volatility; (iii) the timely development of and acceptance of new products and services and perceived overall value of these products and services by existing and potential customers; (iv) the persistency of existing and future insurance policies sold by the Company; (v) the effect of changes in laws and regulations with which the Company must comply; and (vi) the cost and effects of litigation and of unexpected or adverse outcomes in litigation

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

We undertake no obligation to make any revision to the forward-looking statements contained in this Offer, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer or to update them to reflect events or circumstances occurring after the date of this Offer. Notwithstanding any statement in this Offer, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

SUMMARY TERM SHEET

We are providing this summary of terms of the Offer for your convenience. It highlights material information in this Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer. We urge you to read the entire Offer and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer where you will find a more complete discussion.

Who is offering to purchase my shares?

First American Capital Corporation, a Kansas corporation.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price (in multiples of $0.05 from $1.00 to $1.70 and up to $1.72 per share) at which you are willing to sell your shares. We will select the lowest purchase price that will allow us to purchase $500,000 maximum aggregate value of shares or, if a lesser value of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined by us in the auction. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine, but for purposes of determining the tender offer price applicable to all accepted tendered shares, such shares will be deemed to be tendered at the minimum price of $1.00 per share. You should understand that this election could have the effect of decreasing the purchase price determined by us which may result in your shares being purchased at a $1.00 per share. If your shares are purchased in the Offer, you will be paid the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer (as defined in the Introduction). Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See “Introduction,” and Sections 1 and 5.

How many shares will be purchased?

We will purchase up to $500,000 in maximum aggregate value of shares in the Offer or such lesser value of shares as are properly tendered. At the maximum purchase price of $1.72 per share, we could purchase 290,698 shares, which would represent approximately 3% of our issued and outstanding common stock as of March 2, 2007. At the minimum purchase price of $1.00 per share, we could purchase 500,000 shares, which would represent approximately 5% of our issued and outstanding common stock as of March 2, 2007. If, based upon the purchase price determined by us in the modified Dutch auction, more than $500,000 maximum aggregate value of shares are properly tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered, from all other stockholders who properly tendered shares at or below the purchase price. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares and could decide to purchase more shares, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of shares being tendered by stockholders. See the Introduction and Section 1.

How will First American pay for the shares?

The aggregate purchase price of the Offer will be up to $500,000. We anticipate that we will pay for the shares tendered in the Offer, as well as related fees and expenses, from our existing cash reserves. See Sections 1 and 8.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on Friday, March 30, 2007, at 5:00 p.m., Kansas City, Missouri time, unless we extend the Offer. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the Offer. We may choose to extend the Offer at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 13.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We do not currently intend to extend the Offer, but we can extend or amend the Offer in our sole discretion, subject to applicable laws. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Section 13 for a more detailed discussion of the extension and amendment of the Offer. We can also terminate the Offer under certain circumstances. See Section 13.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Kansas City, Missouri time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 13.

Are there any conditions to the Offer?

Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including: (1) no legal action shall have been threatened, pending or taken, that might adversely affect the Offer; (2) no one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us (other than the proposed purchase by the Company of all of the outstanding capital stock of Brooke Savings Bank, an indirect wholly-owned subsidiary of Brooke Corporation, in exchange for 6,047,904 shares of the Company’s common stock); (3) no material change in our business, condition (financial or otherwise), assets, income, operations, financial condition, prospects or stock ownership of us shall have occurred during the Offer (other than for the proposed Brooke Savings Bank transaction); (4) any change or event is discovered or is threatened in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or in the ownership of our shares that, in our reasonable judgment, is or may be material to us and our subsidiaries; or (5) the consummation of the Offer and the purchase of the shares may cause our common stock to be eligible for deregistration under the Exchange Act. For more information on these and other conditions to the Offer, see Section 6.

What is the purpose of the Offer?

The purpose of the Offer is to offer stockholders an opportunity to sell their shares for cash if they desire to do so. In connection with the Stock Purchase and Sale Agreement with Brooke Corporation, the Company negotiated for and obtained Brooke’s agreement to have the Company engage in the Offer, as a means to offer stockholders other than Brooke an opportunity to have limited liquidity for their shares. In the recent past, there has not been an active, trading market for First American shares. The modified “Dutch auction” tender offer set forth in this Offer represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares, and, thereby, receive a return of capital if they so elect. Conversely, the Offer also affords stockholders the option not to participate, and, thereby, to increase their relative percentage interest in the Company and our future results subject to our right to issue additional shares in the future. In addition, our Board of Directors believes the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the transaction costs associated with negotiated or market sales. For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 2.

What are the expected benefits and potential disadvantages of this Offer for stockholders?

We believe the Offer may provide certain benefits to us and our stockholders, including: (1) the Offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (in multiples of $0.05 from $1.00 to $1.70 and up to $1.72 per share) at which they wish to sell their shares and, if those shares are purchased in the Offer, to sell those shares for cash without the transaction costs associated with negotiated or market sales, and (2) the Offer provides participating stockholders, except for Brooke Corporation, with an opportunity to obtain liquidity with respect to their shares.

Potential disadvantages to us and our stockholders include: (1) by decreasing our cash reserves in order to pay for tendered shares, the Offer could reduce our ability to engage in significant cash acquisitions, could reduce our ability to cover existing contingent or other future liabilities or otherwise impair our liquidity during periods of increased capital or operating expenses; (2) the Offer, if subscribed to in full, will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and potentially available for trading in the securities markets (while there does not now exist any active trading market for the shares, a reduction in the public float could make it more difficult for a trading market to develop and this reduction in our public float could also result in a lower stock price and/or reduced liquidity in whatever trading market may exist for our common stock following completion of the Offer); (3) our continuing stockholders will bear a higher proportionate risk in the event of future losses; and (4) in addition, if any shares are accepted in the Offer, the number of outstanding shares remaining will decrease and effectively give warrant holders a greater percentage ownership interest in the Company on a fully-diluted basis.

Following the Offer, will First American continue to be subject to the reporting requirements of the SEC?

We do not believe the completion of the Offer in accordance with its conditions will cause First American to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.

How do I tender my shares?

The Offer will expire at 5:00 p.m., Kansas City, Missouri time, on Friday, March 30, 2007, unless we extend the Offer. To tender your shares prior to the expiration of the tender offer:

You must deliver the certificate(s) evidencing your shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this Offer; or

The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in Section 3), in the case of a book-entry transfer; or

The Depositary must receive a confirmation of receipt of your shares through the Automated Tender Offer Program and specific acknowledgment that you agree to the terms of, and to be bound by, the Letter of Transmittal; or

You must comply with the guaranteed delivery procedure outlined in Section 3.

You may also contact your broker for assistance. See Section 3 and the instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, can I withdraw my tendered shares?

Yes. You may withdraw your tendered shares at any time before 5:00 p.m., Kansas City time, on Friday, March 30, 2007, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., Kansas City, Missouri time, on Thursday, April 26, 2007. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates evidencing the shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered shares be purchased?

After the Offer expires, we will look at the prices chosen by tendering stockholders within the price range specified and we will select for purchase (subject to proration, as discussed below) those tendered shares with the lowest tender price first and then those tendered shares with increasing tender prices (in multiples of $0.05 above $1.00 to $1.70 and up to $1.72), up to a tender price level at which the product of the number of all such selected tendered shares multiplied by the highest tender price at which such shares are so selected, first equals or exceeds $500,000. All shares we acquire in the Offer will be acquired at the same determined price per share regardless of whether the stockholder tendered at a lower price. If holders of more than $500,000 in aggregate value of shares properly tender their shares at or below the determined price per share, we will purchase shares tendered by the holders, at the determined price per share, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered, from all other stockholders who properly tendered shares at or below the purchase price.

Stockholders whose shares are purchased in the Offer will be paid the determined purchase price net in cash, less any applicable withholding taxes and without interest, after the expiration of the offer period. The Offer is not contingent upon any minimum number of shares being tendered. The Offer is subject to a number of other terms and conditions. See Section 6.

Can I tender shares in the Offer subject to the condition that a specified minimum number of shares must be purchased?

No.

What do First American and its Board of Directors think of the Offer?

Our Board of Directors has approved the Offer. However, neither we, our Board of Directors nor the Depositary are making any recommendation as to whether you should tender or refrain from tendering your shares or at what price you should tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares with your broker, if any, or other financial advisor. See Section 2.

If I decide not to tender, how will the Offer affect my shares?

To the extent shares are accepted for purchase in the Offer, stockholders who choose not to tender will own a greater percentage interest in the Company following the consummation of the Offer. See Section 2.

Will First American’s directors and executive officers tender shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender shares pursuant to the Offer. See Section 10.

When and how will First American pay me for the shares I tender?

We will pay the purchase price, in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We will pay for the shares selected for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Sections 1 and 5.

What is the recent market price of the shares?

The shares are not listed or traded on any public stock exchange and, to the Company’s knowledge, no active trading market exists for the shares. Recently, however, the Company has sold shares and agreed to sell shares in privately negotiated transactions for approximately $1.67 per share. Shareholders are encouraged to seek any market or negotiated prices for the shares as may exist. See Section 7. After the Offer has been consummated or expires, the Company anticipates that it will engage in a reverse stock split of its common stock whereby every three shares of common stock will be reverse split into one share of common stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share. In addition, the Company anticipates that after the Offer it will seek a listing of its shares of common stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or any such listing will be granted or maintained. See Section 2.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commission. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your nominee to determine whether any transaction costs may apply. See the Introduction and Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 12.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the related Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 3 and 12.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

No, not at this time.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance may be directed to William R. Morton, Jr. at the Company at 1-800-642-1872 or to the Depositary at the address and phone number on the back cover page of this document. You may request additional copies of this Offer and other Offer documents from the Company at the phone number listed below or from the Depositary at the address and phone number on the back cover page of this Offer.

INTRODUCTION

To the Holders of our Common Stock:

First American Capital Corporation, a Kansas corporation, invites our stockholders to tender shares of our common stock, $.01 par value per share, for purchase by us. Upon the terms and subject to the conditions of this Offer, we are offering to purchase for cash up to $500,000 maximum aggregate value of shares at a price not greater than $1.72 nor less than $1.00 per share, net to the seller, less any applicable withholding taxes and without interest.

Based on the number of shares tendered and the prices specified by the tendering stockholders and subject to proration as discussed below, the Company will select for purchase the shares with the lowest tender price first, up to a tender price level at which the product of the number of all such shares to be purchased multiplied by the highest offering price at which shares are selected, first equals or exceeds $500,000. If holders of more than $500,000 in aggregate value of shares properly tender their shares at or below the determined price per share, First American will purchase shares tendered by the holders, at the determined price per share, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered, from all other stockholders who properly tendered shares at or below the purchase price. Stockholders whose shares are purchased in the Offer will be paid the determined purchase price net in cash, less any applicable withholding taxes and without interest, after the expiration of the offer period. The Offer is not contingent upon any minimum number of shares being tendered.

The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute this Offer. This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

The Offer will expire at 5:00 p.m., Kansas City, Missouri time, on Friday, March 30, 2007, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the Offer will remain open.

Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the proration provision described in this Offer, all of the shares tendered at or below the purchase price selected by us will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we select and shares we do not purchase because of proration promptly as practicable following the Expiration Date. See Section 3.

We reserve the right, in our sole discretion, to purchase more than $500,000 in aggregate value of shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 13.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 6.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE, OUR BOARD OF DIRECTORS NOR THE DEPOSITARY IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PURCHASE PRICE YOU SHOULD CHOOSE TO TENDER YOUR SHARES. WE ARE NOT MAKING A RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER SHARES INTO THE OFFER BECAUSE WE BELIEVE THAT YOU SHOULD MAKE YOUR OWN DECISION BASED ON YOUR VIEWS AS TO THE VALUE OF OUR SHARES AND OUR PROSPECTS, AS WELL AS YOUR LIQUIDITY NEEDS, INVESTMENT OBJECTIVES AND OTHER INDIVIDUAL CONSIDERATIONS. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES

TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR.

BROOKE CORPORATION, THE BENEFICIAL OWNER OF APPROXIMATELY 55% OF THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK (ON A FULLY DILUTED BASIS), HAS AGREED NOT TO TENDER SHARES IN THE OFFER. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE OFFER. SEE SECTION 2.

If at the Expiration Date, more than $500,000 in aggregate value of shares (or such greater amount as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares based on the number of shares tendered and the prices specified by the tendering stockholders. The Company will select for purchase the shares with the lowest tender price first, up to a tender price level at which the product of the number of all such shares to be purchased multiplied by the highest offering price at which shares are selected, first equals or exceeds $500,000. If holders of more than $500,000 in aggregate value of shares properly tender their shares at or below the determined price per share, First American will purchase shares tendered by the holders, at the determined price per share, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the remaining number of shares to be purchased by the Company in the Offer by the number of all shares tendered, from all other stockholders who properly tendered shares at or below the purchase price. Stockholders whose shares are purchased in the Offer will be paid the determined purchase price net in cash, less any applicable withholding taxes and without interest, after the expiration of the offer period. The Offer is not contingent upon any minimum number of shares being tendered. The Offer is subject to a number of other terms and conditions. See Section 6.

The purchase price will be paid net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 or Form W-8 obtained from the Depository may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See Section 12.

We will pay the fees and expenses incurred in connection with the Depositary for this Offer. See Section 14.

As of March 2, 2007, we had 9,643,460 issued and outstanding shares of our common stock. The $500,000 in aggregate value of shares that we are offering to purchase hereunder represents, as of March 2, 2007, from 3% (assuming a maximum determined tender price of $1.72 per share) to 5% (assuming a minimum determined tender price of $1.00 per share) of the shares then outstanding. The shares are not listed or traded on any public exchange and, to the Company’s knowledge, no active trading market exists for the shares. Recently, however, the Company has sold shares and agreed to sell shares in privately negotiated transactions for approximately $1.67 per share. See Section 7. After the Offer has been consummated or expires, the Company anticipates that it will engage in a reverse stock split of its common stock whereby every three shares of common stock will be reverse split into one share of common stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share. In addition, the Company anticipates that after the Offer it will seek a listing of its shares of common stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or that any such listing will be granted or maintained. See Section 2.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, we will purchase for cash up to $500,000 maximum aggregate value of shares of common stock, or the lesser value of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at prices not greater than $1.72 nor less than $1.00 per share, net to the seller, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 5:00 p.m., Kansas City, Missouri time, on Friday, March 30, 2007. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the price determined in the Offer, or (2) specify the price, (in increments of $0.05 from $1.00 to $1.70 and up to $1.72), at which they are willing to sell their shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. To do so, we will look at the prices chosen by tendering stockholders within the price range specified and we will select for purchase (subject to proration, as discussed below) those tendered shares with the lowest tender price first and then those tendered shares with increasing tender prices (in multiples of $0.05 above $1.00 and to $1.70 and up to $1.72), up to a tender price level at which the product of the number of all such selected tendered shares, multiplied by the highest tender price at which such shares are so selected, first equals or exceeds $500,000. All shares we acquire in the Offer will be acquired at the same determined price per share regardless of whether the stockholder tendered at a lower price.

Only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the proration provisions of the Offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration, will be returned to the tendering stockholders at our expense as promptly as practicable following the Expiration Date.

We reserve the right to purchase for cash more than $500,0000 maximum aggregate value of shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the “SEC”), we may purchase pursuant to the Offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the Offer. See Section 13.

In the event of an oversubscription of the Offer, shares tendered at or below the purchase price before the Expiration Date will be subject to proration (as defined below). The proration period also expires on the Expiration Date.

If we (1) increase the price that may be paid for shares above $1.72 per share or decrease the price below $1.00 per share, (2) increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares or (3) decrease the number of shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase is first published, sent or given in the manner specified in Section 13.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 6.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, we will purchase properly tendered shares with the lowest tender price first, up to the price level at which the product of the number of all such shares to be purchased multiplied by the highest offering price at which shares are accepted first equals or exceeds $500,000 or, if a lesser value of shares are properly tendered, all such shares that are properly tendered and not withdrawn. See Section 5. All shares purchased in the Offer will be purchased at the same purchase price.

Therefore, all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price.

Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each stockholder tendering shares, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, we expect that we will announce the final proration factor or commence payment for any shares purchased pursuant to the Offer as soon as practicable but, in any event, within seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their brokers.

As described in Section 12, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate (by completing the appropriate portion of the box entitled “Description of Shares Tendered”) the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Recent Developments; Purpose of the Offer; Certain Effects of the Offer.

Recent Developments:

Brooke Acquisition of Control of the Company. As the result of consummation of a series of transactions contemplated by the terms of a Stock Purchase and Sale Agreement between the Company and Brooke Corporation (“Brooke”) dated October 6, 2006 (the “Stock Purchase Agreement”), Brooke acquired approximately 55% of the Company’s outstanding common stock (on a fully diluted basis) through two transactions: (1) on December 8, 2006, the purchase by Brooke of 3,742,943 shares of common stock of the Company and the acquisition by Brooke of a warrant to purchase 1,643,460 shares of common stock of the Company; and (2) the exercise by Brooke of such warrant on January 31, 2007. The consideration paid by Brooke pursuant to the Stock Purchase Agreement and exercise of the warrant included $3,000,000 in cash and an obligation by Brooke to pay up to $6 million in additional consideration to First American should Brooke Capital Advisors, Inc. (formerly First Life Brokerage, Inc.), a Company affiliate, not meet a three-year, $6 million pretax profit goal in accordance with a schedule set forth in the Stock Purchase Agreement.

Pursuant to the Stock Purchase Agreement, on January 31, 2007 the Company’s shareholders approved (a) amendments to its Articles of Incorporation to (i) increase the number of shares of authorized Common Stock that the Company is authorized to issue from 8,000,000 shares to 25,000,000 shares, (ii) increase the number of shares of authorized Preferred Stock that the Company is authorized to issue from 550,000 shares to 1,550,000 shares, and (iii) reduce the par value of each share of Common Stock from $.10 to $.01, and (b) a reverse stock split of the Company’s Common Stock whereby every three shares of Common Stock will be reverse split into one share of Common Stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share (the “Stock Split”). The Company anticipates that the Stock Split will occur some time soon after the Offer is consummated or expires. In addition, pursuant to the Stock Purchase Agreement, the Company and Brooke agreed (a) to use reasonable best efforts to cause the Company to obtain a listing of the Company’s Common Stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed (the “Stock Listing”); (b) to have the Company engage in the Offer; (c) for the Company to have, and Brooke to use its best efforts to cause the Company to have, capital and surplus reasonably sufficient to fund the projected capital needs of the Company’s parent company operations for the first three years after the closing, subject to certain conditions; (d) certain limitations on Brooke’s ability to transfer its shares of the Company’s common stock during that three-year period; (e) the formation and maintenance of a committee of the Company’s Board of Directors consisting of independent directors of for a limited term to approve or disapprove certain specified types of actions and transactions; and (f) the entry by the Company and Brooke into a Servicing Agreement with a term through December 31, 2007, by which certain human resources, accounting compliance and communications services would be provided by Brooke to the Company in exchange for a $5,000 monthly fee. The Company anticipates that the Stock Listing will be applied for after the Offer is consummated or expires, and after the Stock Split, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or any such listing will be granted or maintained.

Proposed Brooke Savings Bank Transaction. On February 14, 2007, the Company entered into a definitive agreement with Brooke Brokerage Corporation, an indirect wholly-owned subsidiary of Brooke (“BBC”) pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock of Brooke Savings Bank from BBC in exchange for 6,047,904 shares of the Company’s common stock, subject to adjustment in the event of certain changes to the Company’s capitalization (the “Brooke Savings Bank Transaction”). The transaction value is approximately $10.1 million, and is the same amount BBC paid to buy Generations Bank from Kansas City Life Insurance Co. on January 8, 2007. BBC renamed Generations Bank as Brooke Savings Bank. The closing of the transaction is subject to its approval by the United States Office of Thrift Supervision, the Commissioner of Insurance for the State of Kansas, any other regulatory approvals, and other standard closing conditions, and is expected to close by February 2008. If this transaction is consummated, Brooke will own approximately 73% of the shares of the Company outstanding as of March 2, 2007 and giving effect to such transaction.

Purpose of the Offer:

In connection with the Stock Purchase and Sale Agreement with Brooke, the Company negotiated for and obtained Brooke’s agreement to have the Company engage in the Offer, as a means to offer shareholders other than Brooke an opportunity to have limited liquidity for their shares. In determining to proceed with the Offer, our Board of Directors has reviewed a variety of alternatives for using the Company’s available financial resources. Our Board of Directors considered the Company’s strategic plan, capital position, free cash flow and dividend policy and the negotiated price of the common stock, as well as the Company’s operations, strategy and expectations for the future.

In determining the value and number of shares to purchase in the Offer, our Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, recent negotiated prices of our shares, our desire for future financial flexibility, and the attractiveness of the Offer to our stockholders. Our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

Based on this review, the Board has determined that the Offer is a prudent and an effective way to provide value and liquidity to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer represents a mechanism that will provide all stockholders other than Brooke with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without the transaction costs associated with negotiated or market sales.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE, OUR BOARD OF DIRECTORS, NOR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE AT WHICH STOCKHOLDERS SHOULD TENDER THEIR SHARES, AND NONE OF THEM HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER THEM. WE HAVE BEEN ADVISED THAT OUR DIRECTORS AND EXECUTIVE OFFICERS DO NOT INTEND TO TENDER THEIR SHARES PURSUANT TO THE OFFER. BROOKE CORPORATION, THE BENEFICIAL OWNER OF APPROXIMATELY 55% OF THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK (ON A FULLY DILUTED BASIS), HAS AGREED NOT TO TENDER SHARES IN THE OFFER. SEE SECTION 10.

Potential Benefits: We believe the Offer may be attractive from the perspective of our stockholders because:

•

the Offer provides stockholders with an opportunity to obtain liquidity with respect to their shares, pursuant to the Offer for cash, without the transaction costs associated with negotiated or market sales;

•

the Offer also may give stockholders the opportunity to sell their shares at the purchase price, which may be greater than prices available to the stockholder immediately prior to the announcement of the Offer;

•

the Offer allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us; stockholders who decide not to accept the Offer will increase their proportionate interest in our equity, and as a result, in our future operations and assets, subject to our right to issue additional shares in the future; and

•

the Offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (in multiples of $0.05 from $1.00 to $1.70 and up to $1.72 per share) at which they wish to sell their shares and, if those shares are purchased in the Offer, to sell those shares for cash without the usual transaction costs associated with negotiated or market sales.

Potential Risks and Disadvantages: The Offer also presents some potential risks and disadvantages to us and our continuing stockholders including the following:

By decreasing our cash reserves in order to pay for tendered shares, the Offer could reduce our ability to engage in significant cash acquisitions, could reduce our ability to cover existing contingent or other future liabilities or otherwise impair our liquidity during periods of increased capital or operating expenses.

•	our continuing stockholders will bear a higher proportionate risk in the event of future losses;

•

the Offer will reduce our “public float,” that is the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. The shares are not listed or traded on any public stock exchange and to the Company’s knowledge, no active trading market exists for the shares. Recently, however, the Company has sold shares or agreed to sell shares in privately negotiated transactions for approximately $1.67 per share. See Section 7. After the Offer has been consummated or expires, the Company anticipates that it will engage in a reverse stock split of its common stock whereby every three shares of common stock will be reverse split into one share of common stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share. In addition, the Company anticipates that after the Offer it will seek a listing of its shares of common stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or any such listing will be granted or maintained. See Section 2.

In addition, if any Shares are accepted in the Offer, the number of outstanding shares remaining will decrease and effectively give warrant holders a greater percentage ownership interest in the Company on a fully-diluted basis.

Certain Effects of the Offer. Upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in our company, and thus in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on a national or regional securities exchange or quotation system provided the shares are eligible to be so listed or otherwise are accepted for listing or quotation, at a net price higher or lower than the purchase price in the Offer. The Company plans to list the shares on a national exchange such as the American Stock Exchange or on the Nasdaq Capital Market, but can give no assurance if and when this will occur. Furthermore, we can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in this Offer. Once the Company repurchases the stock, it will go into the Company’s Treasury and can be reissued by the Company in the future.

As further described in Section 8 below, we anticipate that we will pay for the shares tendered in the Offer, as well as pay related fees and expenses, from our cash reserves.

After the Offer is completed, we believe that our expected cash flow from operations and capital markets will be adequate for our expected liquidity needs. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to the Company and its stockholders. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability and/or cost of external financial resources

Shares that we acquire in this Offer will be restored to the status of issued but not outstanding shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or exchange registration) for all purposes, such as the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. The Company expects to use the shares repurchased in the Offer, in addition to other shares, to consummate its proposed acquisition of Brooke Savings Bank and to cover any exercises of outstanding warrants or options.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

Except as disclosed in this Offer, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, or any purchase, sale or transfer of a material amount of assets, the acquisition or disposition by any person of our securities, involving us or any of our subsidiaries, except for the proposed Stock Split, Stock Listing and Brooke Bank Transaction (see Section 2);

•	any material change in our present dividend rate or policy, or indebtedness or capitalization, except for the proposed Stock Split and Brooke Bank Transaction;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act; or

•	the suspension of our obligation to file reports under the Exchange Act.

We do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above. However, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

Although we have no current plans to acquire additional shares of our common stock other than through the Offer, we may, in the future, purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this Offer or on terms that are more or less favorable to stockholders than the terms of this Offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases by us will depend on many factors, including:

•	the market price of the shares at that time;

•	the results of this Offer;

•	our business strategy;

•	our business and financial position; and

•	general economic and market conditions.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the Offer:

(a)	the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent’s Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m. Kansas City, Missouri time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer; or

(b)	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Price (In Dollars) per Share at Which Shares Are Being Tendered” indicating the price at which shares are being tendered. A tender of shares will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at a price as low as $1.00 per share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.05 from $1.00 to $1.70 and up to $1.72 per share) at which their shares are being tendered, they must check a box under the section captioned “Price (in dollars) per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box for a price which is higher than the price determined pursuant to the Offer. A stockholder who wishes to tender shares at more than one price must complete separate letters of transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In the event a stockholder has submitted multiple Letters of Transmittal in order to tender shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable. See Section 4.

Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(a)	the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company) (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(b)	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent’s Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT STOCKHOLDERS USE REGISTERED MAIL WITH RETURN RECEIPT

REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us or the Book-Entry Transfer Facility. Any documents delivered to us, or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer before the Expiration Date, or (b) the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the Offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

(a)	the tender is made by or through an Eligible Institution;

(b)	the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(c)

the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be selected and the validity, form, eligibility (including time of receipt) and selection for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not, and the Depositary, or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that:

•

the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

(1)	has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and

(2)	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and conditions of the Offer.

United States Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 12)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to stockholders for Shares purchased pursuant to the Offer, each stockholder that is a United States Holder and does not otherwise establish an exemption from the backup withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 12 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, destroyed or mutilated should complete the Affidavit of Loss attached to the Letter of Transmittal indicating the number of shares so lost, destroyed or stolen, in accordance with Instruction 13 of the Letter of Transmittal. A fee of $25 plus 1.5% of the value of the missing stock will be deducted from your check.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Unless the Offer is extended, shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Kansas City, Missouri time, on Thursday, April 26, 2007. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, and the name of the registered holder of the shares if different from that of the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the notice of withdrawal must be signed by the stockholder in the same manner as the original signature on the Letter of Transmittal by which the shares were tendered, and the signature must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution).

If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. In the event a stockholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable.

All questions as to the form, validity and eligibility, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we, the Depositary, nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•

determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares tendered and the prices specified by tendering stockholders, and

•

accept for payment and pay for (and thereby purchase) up to $500,000 maximum aggregate value in shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have selected for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our selection of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will select for payment and pay the per share purchase price for all of the shares selected for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and selected for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or of a timely Book-Entry Confirmation of shares into the Depositary’s account at the Book-Entry Transfer Facility,

•

a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we expect that we will announce the final results of any proration and commence payment for shares purchased as soon as practicable but, in any event, within seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of

Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

Any tendering United States Holder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee in the Offer. See Section 12. Also see Section 12 if you are a tendering Non-United States Holder for U.S. federal income tax withholding considerations relevant to you.

6.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) of Exchange Act, if at any time on or after March 30, 2007 and prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•

there has been threatened, instituted or pending before any court, authority, agency or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which, directly or indirectly:

(1)	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

(2)	in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair the contemplated benefits of the Offer to us;

•

there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

(1)	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;

(2)	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

(3)	materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole;

•	there has occurred any of the following:

(1)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(2)	the commencement or escalation of a war, armed hostilities; or other international or national calamity including an act or acts of terrorism, directly or indirectly involving the United States;

(3)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

(4)	any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

(5)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

•	we learn that:

(1)	any change or event is discovered or is threatened in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or in the ownership of our shares that, in our reasonable judgment, is or may be material to us and our subsidiaries; or

(2)	the consummation of the Offer and the purchase of the shares may cause our common stock to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

7.	Price Range of Shares; Dividends.

Our common stock is not listed for trading on any public exchange and to the Company’s knowledge, no active trading market exists for the shares. Recently, however, the Company has sold shares or has agreed to sell shares in privately negotiated transactions for approximately $1.67 per share. After the Offer has been consummated or expires, the Company anticipates that it will engage in a reverse stock split of its common stock whereby every three shares of common stock will be reverse split into one share of common stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share. In addition, the Company anticipates that after the Offer it will seek a listing of its shares of common stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or any such listing will be granted or maintained. See Section 2.

We urge stockholders to obtain current market or negotiated prices for the shares, as may exist. The Company has not paid a dividend in the past three years and does not pay a dividend nor does it expect to pay a dividend in the foreseeable future.

8.	Source and Amount of Funds.

Assuming we purchase in cash, less any applicable withholding taxes and without interest, $500,000 maximum aggregate value of shares pursuant to the Offer, at the maximum specified purchase price of $1.72 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, will be approximately $545,000. We anticipate that we will pay for the shares tendered in the Offer, as well as pay related fees and expenses, from our cash reserves. We have no alternative financing arrangements or plans in the event we do not have adequate cash reserves to purchase tendered shares.

9.	Certain Information Concerning Us.

General. First American is a Topeka, Kansas based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest and Brooke Capital Advisors, Inc. (formerly First Life Brokerage, Inc.), which brokers life, health, disability and annuity products underwritten by insurance companies other than First Life America, as well as loans primarily for general insurance agencies specializing in hard-to-place insurance sales and funeral homes.

First American’s principal executive offices are located at 1303 S.W. First American Place, Topeka, Kansas 66604, and its telephone number is 785-267-7077.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, warrants granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-15401)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006 Quarter ended June 30, 2006, as amended on Form 10-Q/A Quarter ended September 30, 2006

Current Reports on Form 8-K

Dated and Filed March 2, 2007

Dated and Filed February 2, 2007

Dated and Filed December 8, 2006

Dated and Filed November 6, 2006, as

amended by Form 8-K/A filed November 15, 2006

Dated and Filed June 7, 2006

Dated and Filed March 30, 2006

Dated and Filed March 24, 2006

We hereby incorporate by reference the above documents. Additionally, we may, at our discretion, incorporate by reference into this Offer documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer by filing an amendment to the Schedule TO for such purpose. Nothing in this Offer shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 and 7.01 of Form 8-K.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer by requesting them in writing or by telephone from us at 1303 S.W. First American Place, Topeka, Kansas 66604, Attention: William R. Morton, Jr., or 1-800-642-1872. Please be sure to include your complete name and address in your request.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of March 2, 2007, our directors and executive officers as a group (7 persons) beneficially owned 5,487,403 shares of our common stock or approximately 56.61% of the total outstanding shares of our common stock on that date. Each of our executive officers and directors has advised us that they do not intend to tender any shares pursuant to the Offer. If we purchase $500,000 in aggregate value of shares pursuant to the Offer, and none of our executive officers or directors tender shares pursuant to the Offer, then after the purchase of shares pursuant to the Offer, our executive officers and directors as a group would beneficially own approximately 58.36% (assuming the maximum determined tender price of $1.72 per share) to 60% (assuming the minimum determined tender price of $1.00 per share) of the total shares of our common stock outstanding immediately after the Offer. The business address and phone number of each of our directors and executive officers is 1303 S.W. First American Place, Topeka, Kansas 66604 and telephone number is 785-267-7077.

Name and Address	Status of Holder	Shares Owned	Percent of Class
Keith E. Bouchey 9820 Metcalf, Suite 110 Overland Park, KS 66212	Director	0	0%

Paul E. Burke, Jr. 2009 Camelback Drive Lawrence, KS 66047	Director	50,000	*

Richard E. Gill 215 West Main Street Cherryvale, KS 67335	Director	0	0%

Michael S. Hess 10950 Grandview Drive, Suite 500 Overland Park, KS 66210	Director; Officer	0	0%

William R. Morton, Jr. 10950 Grandview Drive, Suite 500 Overland Park, KS 66210	Officer	0	0%

Robert D. Orr 210 West State Street Phillipsburg, KS 67661	Director; Officer	5,386,403**	55.86%

John F. Van Engelen 4624 NW Kendall Dr. Topeka, KS 66618	Director; Officer	51,000***	*

All Directors and Officers as a Group (7 persons)		5,487,403	56.61%

*	Indicates less than 1% ownership.
**	Includes all shares directly owned by Brooke Corporation. Brooke Holdings, Inc. and the following executive officers of Brooke Corporation and/or its subsidiaries: Robert D. Orr, Leland G. Orr, Anita F. Larson, Shawn T. Lowry, Michael S. Lowry and Kyle Garst, have orally agreed to vote their shares of Brooke Corporation common stock together and, as a group, beneficially owned approximately 52.5% of the shares of Brooke Corporation common stock as of February 28, 2007. Robert D. Orr is the designated representative of the controlling group.
***	Includes shares issuable pursuant to a warrant to purchase 50,000 shares of Common Stock at $1.72 per share.

In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Except with respect to the shares shown as beneficially owned by Robert D. Orr, which shares are subject to shared voting and investment authority, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of warrants.

Certain Transactions. Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors and executive officers, or any of our other affiliates or subsidiaries has effected any transactions involving shares of our common stock during the 60 days prior to March 2, 2007, except that on January 31, 2007, Brooke exercised its Warrant to purchase 1,643,460 shares of common stock in the Company. Robert D. Orr is deemed to beneficially own these shares. In that transaction, the Company, as issuer, sold shares of common stock to another public corporation in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, not in a public offering.

Other Agreements Involving the Company’s Securities. Except for outstanding warrants to purchase an aggregate of 150,000 shares of our common stock at $1.72 per share granted to a former director and John F. Van Engelen, certain directors, as described above, or as described below, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer, or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. On February 14, 2007, the Company entered into a definitive agreement with Brooke Brokerage Corporation, an indirect wholly-owned subsidiary of Brooke (“BBC”) pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock of Brooke Savings Bank from BBC in exchange for 6,047,904 shares of the Company’s common stock, subject to adjustment in the event of certain changes to the Company’s capitalization. The transaction value is approximately $10.1 million, and is the same amount BBC paid to buy Generations Bank from Kansas City Life Insurance Co. on January 8, 2007. BBC renamed Generations Bank as Brooke Savings Bank. The closing of the transaction is subject to its approval by the United States Office of Thrift Supervision, the Commissioner of Insurance for the State of Kansas, any other regulatory approvals, and other standard closing conditions, and is expected by February 2008. If this transaction is consummated, Brooke will own approximately 73% of the shares of the Company outstanding as of March 2, 2007. See Section 2.

After the Offer has been consummated or expires, the Company anticipates that it will engage in a reverse stock split of its common stock whereby every three shares of common stock will be reverse split into one share of common stock and fractional shares will be cashed out at the equivalent of $1.72 per whole share. In addition, the Company anticipates that after the Offer it will seek a listing of its shares of common stock on the American Stock Exchange or the Nasdaq Capital Market, if such shares are eligible to be so listed, but there can be no assurance that the Company’s shares of common stock will be eligible for any such listing or any such listing will be granted or maintained. See Section 2.

11.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated in this Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by this Offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 6.

12.	Certain United States Federal Income Tax Consequences.

The following discussion is a summary of certain U.S. federal income tax consequences to our stockholders of an exchange of Shares for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, expatriates, partnerships or other pass-through entities, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary deals only with stockholders that hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 Code and does not deal with stockholders who received their shares through the exercise of employee stock options or otherwise as compensation.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

For purposes of this discussion, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not a United States Holder.

Each stockholder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the Offer.

Consequences to United States Holders. An exchange of shares for cash pursuant to the Offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. A United States Holder that participates in the Offer will be treated, depending on such United States Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

Sale or Exchange Treatment. A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the shares that the stockholder actually owns, but also the shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares the stockholder has an option to purchase.

One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their own tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in the Company if either (1) all of the shares actually and constructively owned by the stockholder are exchanged pursuant to the Offer or (2) all of the shares actually owned by the stockholder are exchanged pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be “substantially disproportionate” if the percentage of the outstanding shares actually and constructively owned by the stockholder immediately following the exchange of shares pursuant to the Offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the Offer from the particular stockholder and all other stockholders).

A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in the Company. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their own tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

In consulting with their tax advisors, stockholders should consider the advisability of conditioning the purchase of their tendered shares upon our purchase of all or a sufficient number of shares actually or constructively owned by such holder if necessary to produce the desired tax treatment.

If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United

States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares that the stockholder acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.

Dividend Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount of the distribution remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax consequences. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Consequences to Non-United States Holders. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges shares pursuant to the Offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the Offer.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain from the sale of shares will be determined in the manner described above (see “Certain

U.S. Federal Income Tax Consequences — Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 28% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-United States Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

See Section 12 with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

13.	Extension of the Offer; Termination; Amendment.

Subject to compliance with applicable law, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by giving oral or written notice of the extension to the Depositary and making a public announcement of the amendment. In the case of an extension, the announcement shall be issued no later than 9:00 a.m., Kansas City, Missouri time, on the first business day after the last previously scheduled or announced Expiration Date.

Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13d-4(e)(3) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)	we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and

(2)	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 13, then, in each case, the Offer will be extended until the expiration of a period of ten business days. If we make any other changes that require such a minimum offer period, we will comply with such requirements of applicable law. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 Midnight, Kansas City, Missouri time.

14.	Fees and Expenses.

We have retained UMB Bank, n.a. to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

The Depositary assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this document or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

15.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.

Tendering stockholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering stockholders with information or make any representation on behalf of us in connection with this Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering stockholders should not rely on any such information or representation as having been authorized by us or the Depositary.

First American Capital Corporation

March 2, 2007

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Depositary for the Offer is:

UMB Bank, n.a.

By Registered or First Class Mail: UMB Bank, n.a. First American Capital Exchange c/o UMB Bank, n.a. P.O. Box 859208 Braintree, MA 02185-9208

By Overnight Delivery: First American Capital Exchange c/o UMB Bank, n.a. 161 Bay State Drive Braintree, MA 02184

By Hand: First American Capital Exchange c/o UMB Bank, n.a. 928 Grand Blvd., 5th Floor Kansas City, MO 64106

Phone Number: 1-800-884-4225 or within the Kansas City area (816) 860-7786.